Exhibit 99.1


         Payless ShoeSource Reports November Same-Store Sales Results

    TOPEKA, Kan., Dec. 2 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today reported that same-store sales decreased 2.3 percent during the November reporting period, the four weeks ended November 27, 2004.
    Company sales totaled $206.4 million, a 1.0 percent decrease from $208.5 million during fiscal November of last year.
    Total sales for the first ten months of fiscal 2004 were $2.34 billion, compared with $2.35 billion during the similar period in fiscal 2003. Same-store sales decreased 0.6 percent during the first ten months of the fiscal year.

     Sales were as follows (unaudited):

                       NOVEMBER SALES (DOLLARS IN MILLIONS)

                                     Percent           Same-Store Sales**
    Fiscal           Fiscal          Increase/         Percent
    2004*            2003            (Decrease)        Increase/(Decrease)

    $206.4           $208.5           (1.0)%           (2.3)%


                     YEAR-TO-DATE SALES (DOLLARS IN BILLIONS)

                                     Percent           Same-Store Sales**
    Fiscal            Fiscal         Increase/         Percent
    2004*             2003           (Decrease)        Increase/(Decrease)

    $2.34             $2.35           (0.2)%           (0.6)%


    * Effective with the end of 2003, the fiscal year for operations in the company's Latin American region is based on a December 31 year-end. Operations in the company's Latin American region (197 stores) and Japan are included in total company results on a one-month lag relative to results from other regions.

    ** Same-store sales represent sales of those stores in the United States, Canada, Puerto Rico, Guam and Saipan that were open during both periods. Same-store-sales exclude stores in the company's Latin American region. In addition, beginning in October, all Parade stores and the North American Payless ShoeSource stores that are part of the company's previously announced strategic initiatives are excluded from same-store sales results. Revenues from these stores are included in the company's total sales until the stores close. Third-party liquidation sales are recognized at the time the sale is made to the customer, are calculated based upon contractually guaranteed amounts pursuant to our agreements with liquidators and are net of associated fees.


    Progress on Strategic Initiatives
    In August the company announced a series of strategic initiatives as part of a plan designed to sharpen the company's focus on its core business strategy, reduce expenses, accelerate decision-making, increase profitability, improve operating margin, and build value for shareowners over the long-term. The initiatives include exiting Parade, Peru and Chile; the closing of approximately 260 additional Payless ShoeSource stores; the reduction of wholesale businesses that provide no significant growth opportunity; and a reduction of the company's expense structure.
    The company estimates that the total costs relating to the strategic initiatives could be in the range of $77 million to $90 million, consistent with previous disclosures.
    During November, the company closed 85 stores in North America. In addition, on October 27th, 2004, the company entered into an agreement to transfer ownership of its Peruvian business entity, including all related operations and liabilities, to Orion Investment Capital Inc., an organization comprised of some owners of the company's South American joint-venture partner, in consideration of Orion assuming the liabilities of the entity.
The transaction was completed on November 15th, 2004.
    The company expects to complete all of the strategic initiatives by the end of fiscal 2004, and to end the year with its inventory assortment appropriately positioned for Spring 2005.
    On November 19th, the company opened its first store in Japan. The company has curtailed any other expansion into new international markets to focus on its core business.

    Payless ShoeSource, Inc. is the largest specialty family footwear retailer in the Western Hemisphere. As of the end of November 2004, the Company operated a total of 4,951 stores offering quality family footwear and accessories at affordable prices. In addition, customers can buy shoes over the Internet through Payless.com(R), at http://www.payless.com .

    This release contains forward-looking statements relating to anticipated financial performance, strategic alternatives, and the impacts of such alternatives on anticipated financial performance. A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations. Please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004, and the Form 10-Q for the quarter ending July 31, 2004, for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    For additional information regarding November 2004 sales performance, please call the Payless ShoeSource Investor Relations phone line at 1-800-626-3204. Select submenu 1, option 2. Or, visit our Investor Relations website at http://www.paylessinfo.com .

SOURCE  Payless ShoeSource, Inc.
    -0-                             12/02/2004
    /CONTACT: Timothy J. Reid of Payless ShoeSource, +1-785-295-6695/ /Company News On-Call: http://www.prnewswire.com/comp/136152.html/ /Web site: http://www.paylessinfo.com /
    (PSS)

CO:  Payless ShoeSource, Inc.
ST:  Kansas
IN:  REA FAS
SU:  SLS